                                                                      EXHIBIT 99


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 11-K


               [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                   For the fiscal year ended December 31, 2000

                                       OR

             [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                 For the transition period from ______ to ______

                         Commission file number 0-25245



       CORRECTIONS CORPORATION OF AMERICA 401K SAVINGS AND RETIREMENT PLAN

                       CORRECTIONS CORPORATION OF AMERICA
             (Exact name of registrant as specified in its charter)

            MARYLAND                                  62-1763875
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
 incorporation or organization)

                10 BURTON HILLS BLVD., NASHVILLE, TENNESSEE 37215
              (Address and zip code of principal executive offices)


                                 (615) 263-3000
              (Registrant's telephone number, including area code)

                                   SIGNATURES

     The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    Corrections Corporation of America 401k
                                    Savings and Retirement Plan



Date:   September 11, 2001          /s/ Irving E. Lingo, Jr.
                                    -------------------------------------
                                    Irving E. Lingo, Jr.
                                    Chief Financial Officer

CORRECTIONS CORPORATION OF AMERICA
401(K) SAVINGS AND RETIREMENT PLAN

Financial Statements and Schedule
as of December 31, 2000 and 1999
Together With Report of Independent Public Accountants

                       CORRECTIONS CORPORATION OF AMERICA
                       401(K) SAVINGS AND RETIREMENT PLAN


                        FINANCIAL STATEMENTS AND SCHEDULE

                           DECEMBER 31, 2000 AND 1999


                                TABLE OF CONTENTS

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                                           1

FINANCIAL STATEMENTS

      Statements of Net Assets Available for Plan Benefits -
         December 31, 2000 and 1999                                                2

      Statement of Changes in Net Assets Available for Plan Benefits
         for the Year Ended December 31, 2000                                      3

NOTES TO FINANCIAL STATEMENTS AND SCHEDULE                                         4

SCHEDULE SUPPORTING FINANCIAL STATEMENTS

      Schedule I: Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
                  - December 31, 2000                                             12

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Corrections Corporation of America:


We have audited the accompanying statements of net assets available for plan benefits of the CORRECTIONS CORPORATION OF AMERICA 401(K) SAVINGS AND RETIREMENT PLAN as of December 31, 2000 and 1999, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2000. These financial statements and the schedule referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 8, the Plan's sponsor and administrator is a wholly-owned subsidiary of Corrections Corporation of America ("CCA"). At December 31, 2000, CCA has $1,152.6 million of debt outstanding, of which $14.6 million is contractually due in 2001 and $382.5 million matures on January 1, 2002. Although CCA's management has developed plans for addressing the January 1, 2002 debt maturity as discussed in Note 8, there can be no assurance that management's plans will be successful and there can be no assurance that CCA will be able to refinance or renew its debt obligations maturing on January 1, 2002.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Corrections Corporation of America 401(k) Savings and Retirement Plan as of December 31, 2000 and 1999, and the changes in its net assets available for plan benefits for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) (Schedule I) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



                                              ARTHUR ANDERSEN LLP
Nashville, Tennessee
June 22, 2001

                       CORRECTIONS CORPORATION OF AMERICA
                       401(K) SAVINGS AND RETIREMENT PLAN

              STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                           DECEMBER 31, 2000 AND 1999

                                               2000            1999
                                           -----------     -----------
ASSETS:
    INVESTMENTS, AT FAIR VALUE             $21,169,401     $21,752,241

    RECEIVABLES:
       Employer contributions                6,881,155       7,241,827
       Participants' contributions             587,487         685,047
       Loan payments receivable                 94,339          97,915
                                           -----------     -----------
              Total receivables              7,562,981       8,024,789
                                           -----------     -----------
              Total assets                  28,732,382      29,777,030
                                           -----------     -----------
LIABILITIES:
    REFUNDS PAYABLE TO PARTICIPANTS              7,335          52,793
                                           -----------     -----------
              Total liabilities                  7,335          52,793
                                           -----------     -----------
NET ASSETS AVAILABLE FOR PLAN BENEFITS     $28,725,047     $29,724,237
                                           ===========     ===========




        The accompanying notes and schedule are an integral part of these financial statements.

                       CORRECTIONS CORPORATION OF AMERICA
                       401(K) SAVINGS AND RETIREMENT PLAN

         STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

                      FOR THE YEAR ENDED DECEMBER 31, 2000

NET ASSETS AVAILABLE FOR PLAN BENEFITS,
    BEGINNING OF YEAR                                          $29,724,237
                                                               -----------
ADDITIONS:
    Interest income                                                186,066
    Dividends                                                    3,745,733
    Employer contributions                                       6,881,155
    Participants' contributions                                  7,111,484
    Forfeitures from the CCA ESOP                                   15,513
                                                               -----------
         Total additions                                        17,939,951
                                                               -----------
DEDUCTIONS:
    Administrative expenses                                         97,481
    Benefit distributions                                        1,930,045
    Net depreciation in fair value of investments               16,911,615
                                                               -----------
         Total deductions                                       18,939,141
                                                               -----------
NET ASSETS AVAILABLE FOR PLAN BENEFITS, END OF YEAR            $28,725,047
                                                               ===========





        The accompanying notes and schedule are an integral part of this financial statement.

                       CORRECTIONS CORPORATION OF AMERICA
                       401(K) SAVINGS AND RETIREMENT PLAN

                   NOTES TO FINANCIAL STATEMENTS AND SCHEDULE

                           DECEMBER 31, 2000 AND 1999

1.   DESCRIPTION OF THE PLAN

     The following description of the Corrections Corporation of America 401(k) Savings and Retirement Plan (the "Plan" or "CCA 401(k)") is provided for general purposes only. Participants should refer to the plan agreement for a more complete description of the Plan's provisions.

     PLAN SPONSOR AND PARTICIPATING EMPLOYERS

     The Plan's sponsor is CCA of Tennessee, Inc. ("CCA of TN"), a wholly owned subsidiary of Corrections Corporation of America ("CCA"), formerly Prison Realty Trust, Inc. ("PZN"). The Plan's former sponsor was Corrections Corporation of America ("CCA OpCo"), formerly Correctional Management Services Corporation. Effective October 1, 2000 CCA OpCo merged with and into CCA of TN (the"2000 Merger"). In connection with the 2000 Merger, CCA of TN adopted and became sponsor and administrator of the Plan. Prior to December 1, 2000, Prison Management Services, Inc., formerly Prison Management Services, LLC ("PMS"), and Juvenile and Jail Facility Management Services, Inc., formerly Juvenile and Jail Facility Management Services, LLC ("JJFMS") were participating employers under the Plan's provisions. On December 1, 2000, CCA of TN completed its acquisitions of PMS and JJFMS. As the employees of JJFMS and PMS were already participating in the Plan prior to the acquisitions, no significant changes were implemented due to the acquisitions of PMS and JJFMS. CCA, CCA of TN, PZN, JJFMS and PMS are collectively referred to herein as the "Companies".

     Pursuant to an Amended and Restated Agreement and Plan of Merger by and among Corrections Corporation of America ("Old CCA"), CCA Prison Realty Trust ("Prison Realty") and PZN, formerly Prison Realty Corporation, dated as of September 29, 1998, Old CCA merged with and into PZN, a Maryland corporation, on December 31, 1998. On January 1, 1999, Prison Realty merged with and into PZN. In the merger transactions, on December 31, 1998, Old CCA's shareholders received .875 share of common stock of PZN in exchange for each share of Old CCA's common stock. On January 1, 1999, Prison Realty's shareholders received one share of PZN's common or preferred stock in exchange for each common or preferred share of Prison Realty stock. Collectively, the merger transactions described in this paragraph are hereinafter referred to as the "Merger". On January 1, 1999, PZN's common stock began trading on the New York Stock Exchange under the ticker symbol "PZN."

     On December 31, 1998, immediately prior to the Merger, Old CCA sold all of the issued and outstanding capital stock of certain wholly-owned corporate subsidiaries of Old CCA, all management contracts and certain other assets and liabilities (the "Sale") to three newly created companies (CCA OpCo, PMS and JJFMS). In conjunction with the Sale, the employees of Old CCA became employees of one of the newly created companies.

     As a result of the 2000 Merger, the recombined companies will operate under the Corrections Corporation of America name, and its common stock will continue to trade on the New York Stock Exchange under the ticker symbol "CXW". For purposes of this report, PZN common stock and CCA common stock will both be referred to as "Company common stock."

     The Plan is a multi-employer defined contribution plan that was established by CCA OpCo on January 1, 1999 to provide retirement benefits to employees of the Companies. The Plan is designed to comply with the rules and regulations of the Internal Revenue Code of 1986, as amended (the "Code"), and is subject to the provisions of the Employment Retirement Income Security Act of 1974, as amended ("ERISA").

     Old CCA had maintained the Corrections Corporation of America Employee Savings and Stock Ownership Plan ("CCA ESOP") to provide retirement benefits and provide employees of Old CCA an opportunity to invest in Old CCA common stock. After the Merger, the CCA 401(k) was established by CCA OpCo to provide retirement benefits for the employees of the Companies. The CCA ESOP was merged into the CCA 401(k) effective January 1, 1999, and the transfer of assets related to the merger was completed on May 27, 1999 which is the merger date for accounting purposes.

     In April 1998, Old CCA acquired all of the issued and outstanding capital stock of eight subsidiaries of U.S. Corrections Corporation ("USCC"). In the purchase, Old CCA acquired the U.S. Corrections Corporation Amended and Restated 401(k) Plan ("USCC 401(k)"). The USCC 401(k) was merged into the CCA 401(k) effective January 1, 1999, and the transfer of assets related to the merger was completed on June 10, 1999 which is the merger date for accounting purposes.

     ELIGIBILITY

     Employees of the Companies who are at least 18 years of age and have completed one year of service, as defined by the Plan, are eligible for participation in the Plan on the following January 1, April 1, July 1, or October 1 of the year in which they meet these eligibility requirements.

     CONTRIBUTIONS

     Eligible employees can contribute up to 15% of their pre-tax compensation, as defined by the Plan. All employer contributions are discretionary; however, the Companies intend to make both a basic and matching contribution each year. The plan agreement indicates that the Companies intend their matching contribution to equal 100% of the first 4% of each participant's compensation contributed to the Plan ("matching contribution"). In addition, the plan agreement indicates that the Companies intend their basic contribution to equal 2% of an employee's compensation for the first year of participation, as defined in the plan agreement, and 1% each year thereafter ("basic contribution"). During 2000 and 1999, the Plan has accrued the Company's matching and basic contributions in accordance with these intentions. Such contributions were received by the Plan in 2001 and 2000, respectively.

     VESTING

     Participants are fully vested in their employee and/or rollover contributions and the earnings thereon. Vesting in employer contributions is based on years of service. Participants vest according to the following schedule of service:

                         Less than four years                      0%
                         Four years                               40%
                         Five years or more                      100%

     The USCC 401(k)'s vesting schedule was more favorable than the vesting schedule above. Participants who were participants in the USCC 401(k) continue to vest in any employer contributions received while employed by USCC under the following vesting schedule:

                         Less than three years                     0%
                         Three years                              30%
                         Four years                               60%
                         Five years or more                      100%

     In the event of death, disability or retirement, as defined in the plan agreement, participants become fully vested in their employer contributions.

     DISTRIBUTIONS

     Upon death, disability, retirement or termination of employment, participants or their beneficiaries may elect to receive a lump-sum distribution, payable in the form of cash or shares of the Company common stock of the vested portion of this account balance.

     Effective January 1, 2000, CCA OpCo amended the Plan, to allow participants who were former participants of the USCC 401(k) the option of a hardship distribution. Cases of financial hardship are reviewed and approved by the plan administrator. A hardship distribution cannot be taken until the participant has exhausted other means of financing through the Plan or other plans maintained by the Companies. A hardship can only be taken from the amounts accumulated in the participant's account through employee deferral contributions.

     FORFEITURES

     Amounts not vested upon termination of employment are forfeited by participants and may be used to fund the matching contribution. Forfeitures not used to fund the matching contribution are allocated to remaining participants based on relative compensation. Total forfeitures of $797,078 were generated during the year ended December 31, 2000. In 2001, these forfeitures were allocated directly to participants' accounts.

     In 2000, the Plan received $15,513 from the former custodian of the CCA ESOP. This amount represented checks administered from the CCA ESOP in 1999 that were still outstanding as of July 2000. By the Plan provisions, these funds were deemed to be forfeited, thus the Plan's trustee reinvested the funds in the Cash Management Trust of America fund for the remainder of 2000. In 2001, these funds were allocated to the participants based on their investment elections.

     PARTICIPANT LOANS

     During 1999, participant loans of $3,005,311 and $99,481 were received in connection with the mergers into the Plan of the CCA ESOP and the USCC 401(k), respectively.

     Effective on September 1, 1999, the Plan began processing new loans. A participant may borrow the lesser of $50,000 or 50% of his or her vested account balance with a minimum loan amount of $1,000. A participant may have only one loan outstanding at any time. Loans are repayable through payroll deductions over periods ranging up to 60 months. Each loan bears an interest rate of prime plus 1% and is fixed over the life of the note. The interest rates on outstanding loans as of December 31, 2000 ranged between 9.25% and 10.50%.

     PLAN TERMINATION

     Although it has not expressed any intention to do so, the Companies may terminate the Plan or trust agreement at any time. In the event of Plan termination, participants' interests in employer contributions will become fully vested, and the accounts shall be paid in lump-sum distributions as soon as practicable after the termination.

     TRUSTEE AND INVESTMENT CUSTODIAN

     Frontier Trust Company ("Trustee") serves as the Plan's trustee. Frontier Trust Company also serves as the Plan's custodian for all plan assets except those invested in the Company common stock. Reliance Trust Company serves as custodian for plan assets invested in the Company common stock. (Collectively, Frontier Trust Company and Reliance Trust Company are referred to as the "Custodians").

     VOTING RIGHTS

     Each participant is entitled to exercise voting rights attributable to the shares of Company common stock allocated to his or her account and is notified by the Trustee prior to the time such rights are to be exercised.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF ACCOUNTING

     The financial statements of the Plan are presented on the accrual basis of accounting. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States require the Plan's management to use estimates and assumptions that affect the accompanying financial statements and disclosures. Actual results could differ from these estimates.

     INVESTMENT VALUATION

     Investments are carried at market value as determined by quoted market prices on the last day of the Plan year. Purchases and sales of securities are recorded on a trade date basis. Dividends are recorded on the ex-dividend date.

     ADMINISTRATIVE EXPENSES

     All participants' accounts are charged $2.50 per quarter to cover administrative costs. All costs not covered by this charge are shared evenly by the Companies and therefore, are not included in the accompanying statement of changes in net assets available for plan benefits. Administrative expenses paid by the Companies totaled $139,831 in 2000.

     RISKS AND UNCERTAINTIES

     Investments, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility risk. Due to the level of risk associated with investment securities, it is reasonably possible that changes in the values of investments will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for benefits.

3.   INVESTMENTS

     Participants direct how their contributions and employer contributions made on their behalf are invested. At December 31, 2000 and 1999, the Plan had five investment options, consisting of four mutual funds and the Company common stock. These investment options are described as follows:

     1. THE CASH MANAGEMENT TRUST OF AMERICA - seeks to provide income on cash reserves, while preserving capital and maintaining liquidity, through money market instruments.

     2. THE BOND FUND OF AMERICA - a mutual fund that seeks as high a level of current income as is consistent with preservation of capital. This fund invests primarily in U.S. corporate bonds, mortgage-backed and asset-backed securities, and non-U.S. corporate and government bonds.

     3. WASHINGTON MUTUAL INVESTORS FUND - a mutual fund that seeks current income and an opportunity for growth of principal through common stock investing. This fund invests primarily in U.S. stocks.

     4. MASSACHUSETTS INVESTORS GROWTH STOCK FUND - a mutual fund that seeks long-term growth of capital and future income rather than current income. This fund invests primarily in U.S. stocks and may invest in foreign securities and derivative securities.

     5. COMPANY COMMON STOCK - Prison Realty Trust, Inc. common stock from January 1, 1999 through October 1, 2000 and Corrections Corporation of America common stock from October 2, 2000 through the end of the year. As discussed in Note 1, for purposes of this report, PZN and CCA common stock will be referred to as Company common stock.

     The stated objectives of these funds are not necessarily indicators of actual performance.

     The Plan also created a Preferred Stock Fund in 2000 as a result of two separate stock dividends received by the Plan on participants' investments in Company common stock (See Note 7). The Preferred Stock Fund was created solely to accommodate the receipt of the dividends and was not, and is not, an investment option for the participants. Unlike the other funds, the amounts in the Preferred Stock Fund are nonparticipant-directed (See Note
     4).

     The market value of individual investments that represent 5% or more of the Plan's net assets as of December 31, 2000 and 1999 is as follows:

                                                                    2000
                                                                ------------
         The Cash Management Trust of America                   $  2,735,552
         Washington Mutual Investors Fund                       $  4,611,643
         Massachusetts Investors Growth Stock Fund              $  7,681,770
         Company Common Stock                                   $  2,903,521

                                                                    1999
                                                                ------------
         Washington Mutual Investors Fund                       $  2,037,425
         Massachusetts Investors Growth Stock Fund              $  5,274,155
         Company Common Stock                                   $ 10,588,295

     During 2000, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by a net $16,911,615 as follows:

         The Bond Fund of America                               $     (9,379)
         Washington Mutual Investors Fund                            397,302
         Massachusetts Investors Growth Stock Fund                  (637,917)
         Company Common Stock                                    (16,153,442)
         Preferred Stock Fund                                       (508,179)*
                                                                ------------
                                                                $(16,911,615)
                                                                ============

          *    Nonparticipant-directed

4.   NONPARTICIPANT-DIRECTED INVESTMENTS

     Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows:

                                                      2000           1999
                                                    ---------     ----------
     Net Assets:
     Cash                                           $ 423,562     $       --
                                                    =========     ==========


                                                                YEAR ENDED
                                                                DECEMBER 31,
                                                                   2000
                                                                -----------
     Changes in Net Assets:
     Dividends received                                         $ 3,465,355
     Net depreciation                                              (508,179)
     Transfers to participant-directed investments               (2,533,614)
                                                                -----------
                                                                $   423,562
                                                                ===========


5.   FEDERAL INCOME TAX STATUS

     The Internal Revenue Service has determined and informed the Companies by letters dated May 3, 2000, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code. The Plan was amended subsequent to the issuance of the determination letters (see
     Note 1 and Note 7), and no new determination letter has been received. However, the plan administrator and the Companies' management believe that the Plan is designed and is currently operating in compliance with the applicable provisions of the Internal Revenue Code. Therefore, they believe that the Plan is qualified and the related trust was tax-exempt through the period ended December 31, 2000.

6.   RECONCILIATION TO FORM 5500

     As of December 31, 2000 and 1999, the Plan had approximately $104,049 and $61,942, respectively, of pending distributions to participants who elected to withdraw from the Plan. These amounts are recorded as a liability in the Plan's Form 5500; however, these amounts are not recorded as a liability in the accompanying statements of net assets available for plan benefits in accordance with accounting principles generally accepted in the United States.

     The following is a reconciliation of the net assets available for plan benefits and benefits payable to participants at December 31, 2000 and 1999, per the financial statements to the Form 5500.

                                                                NET ASSETS AVAILABLE
                                         BENEFITS PAYABLE           FOR BENEFITS
                                        ------------------   --------------------------
                                          2000      1999         2000           1999
                                        --------   -------   -----------    -----------
     Per the financial statements       $     --   $    --   $28,725,047    $29,724,237
     Amounts allocated to withdrawing
         participants                    104,049    61,942      (104,049)       (61,942)
                                        --------   -------   -----------    -----------
     Per the Form 5500                  $104,049   $61,942   $28,620,998    $29,662,295
                                        ========   =======   ===========    ===========

     The following is a reconciliation of benefits paid to participants for the year ended December 31, 2000, per the financial statements to the Form 5500.

                                                                  2000
                                                              -----------
     Per the financial statements                             $ 1,930,045
     Add:  Amounts allocated to withdrawing participants at
         December 31, 2000                                        104,049
     Deduct:  Amounts allocated to withdrawing participants
         at December 31, 1999                                     (61,942)
                                                              -----------
     Per the Form 5500                                        $ 1,972,152
                                                              ===========

7.   PREFERRED STOCK RECEIPT

     On September 22, 2000, the Plan received a stock dividend on participant investments in Company common stock which consisted of approximately 162,644 shares of Series B Cumulative Convertible Preferred Stock ("Preferred Stock"). The Preferred Stock had a stated value per share of $24.46. The Preferred Stock provides for dividends payable in additional shares of Preferred Stock at a rate of 12% per year for the first three years following the issuance of the shares and cash dividends at a rate of 12% per year thereafter. The Preferred Stock was convertible, at the option of the holder, into shares of Company common stock during two separate conversion periods: (i) from October 2, 2000 to October 13, 2000; and (ii) from December 7, 2000 to December 20, 2000, at a conversion price based on the average closing price of the Company's common stock on the New York Stock Exchange during the 10 trading days prior to the first day of the applicable conversion period, provided, however, that the conversion price used to determine the number of shares of the Company's common stock issuable upon conversion of the Series B Preferred Stock could not be less that $1.00. On October 2, 2000, PZN announced that the conversion price for the initial conversion period was established at $1.4813. Based on this price, each share of Preferred Stock was convertible into approximately
     16.6 shares of Company common stock.

     At the recommendation of Independence Trust Company, an independent fiduciary retained by the Plan, the plan administrator directed Reliance Trust Company to convert the Preferred Stock into Company common stock. On October 9, 2000, Reliance Trust Company converted all the shares of Preferred Stock held by the Plan. The conversion resulted in the receipt of 2,703,322 shares of Company common stock.

     On November 13, 2000, the Plan received a second stock dividend on its investment in Company common stock, which consisted of approximately 62,795 shares of Preferred Stock. The Preferred Stock had a stated value per share of $24.46. The Preferred Stock was convertible, at the option of the holder, into shares of Company common stock during a conversion period from December 7, 2000 to December 20, 2000, at a conversion price based on the average closing price of the Company common stock on the New York Stock Exchange during the 10 trading days prior to the first day of the conversion period, provided, however, that the conversion price used to determine the number of shares of the Company's common stock issuable upon conversion of the Series B Preferred Stock could not be less that $1.00. On December 6, 2000, CCA announced that each share of Preferred Stock was convertible into approximately 25.1 shares of Company common stock.

     During the December conversion period and at the recommendation of Independence Trust Company, the plan administrator did not elect to convert any of the remaining shares of Preferred Stock. However, in keeping with the Plan's diversification strategy, the plan administrator elected to not include the Preferred Stock as an option in the Plan's investment portfolio. Therefore, the plan administrator sold all shares of Preferred Stock on December 29, 2000. The proceeds from the sale were invested in cash in the Preferred Stock Fund at December 31, 2000.



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

     On January 2, 2001, the plan administrator determined that in the best interest of all plan participants the Preferred Stock Fund would be eliminated from the Plan's investment portfolio. The remaining funds of $423,562 were immediately transferred from the Preferred Stock Fund to the Cash Management Trust of America.

     To aid in the administration of both of the stock dividends received in the form of Preferred Stock, PZN and CCA amended the Plan effective September 1, 2000 to allow the plan administrator to designate "Blackout Periods" during which participants could not direct their investments or obtain a new loan.

8.   FINANCIAL CONDITION OF CCA

     As discussed in Note 1, the Plan's sponsor and administrator is a wholly-owned subsidiary of CCA. CCA incurred a consolidated net loss of $730.8 million for the year ended December 31, 2000; and at December 31, 2000, CCA has $1,152.6 million of debt outstanding, of which $14.6 million is contractually due in 2001 and $382.5 million matures on January 1, 2002. In addition, CCA's debt instruments contain various financial and other covenants, which if not met, allow the lenders to accelerate the due date of CCA's debt obligations. CCA management believes that its operating plans and related projections are achievable, and would allow CCA to maintain compliance with its debt covenants during 2001 and refinance or renew maturing indebtedness. However, there can be no assurance that CCA will be able to maintain compliance with its debt covenants, or that, if CCA defaults under any of its debt covenants, CCA will be able to obtain additional waivers or amendments. Further, even if CCA is successful in achieving their operating plans and related projections, there can be no assurance that CCA will be able to refinance or renew its debt obligations maturing January 1, 2002. CCA does not have sufficient working capital to satisfy its debt obligations in the event of an acceleration of all or a substantial portion of its outstanding indebtedness.




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

                                                                      SCHEDULE I


                       CORRECTIONS CORPORATION OF AMERICA
                       401(K) SAVINGS AND RETIREMENT PLAN

         SCHEDULE H, LINE 4I - SCHEDULE OF ASSETS (HELD AT END OF YEAR)

                                DECEMBER 31, 2000

                                                   DESCRIPTION OF INVESTMENT, INCLUDING
      IDENTITY OF ISSUER, BORROWER,                 MATURITY DATE, RATE OF INTEREST,                   CURRENT
        LESSOR, OR SIMILAR PARTY                    COLLATERAL, PAR OR MATURITY VALUE                   VALUE
        ------------------------                    ---------------------------------                -----------
      *Frontier Trust Company                     Interest bearing cash                              $    49,701

      Fidelity Investments                        Fidelity Institutional Cash Portfolios U.S.
                                                      Treasury Portfolio II Class A                      560,375

      The American Funds Group                    The Cash Management Trust of America                 2,735,552

      The American Funds Group                    The Bond Fund of America                             1,296,593

      The American Funds Group                    Washington Mutual Investors Fund                     4,611,643

      MFS Investment Management                   Massachusetts Investors Growth Stock Fund            7,681,770

      *CCA                                        CCA Common Stock                                     2,903,521

      *Various plan participants                  Loans to participants (interest rates from
                                                     9.25% to 10.50%)                                  1,330,246
                                                                                                     -----------
                                                     Total Investments                               $21,169,401
                                                                                                     ===========


               *    Indicates party-in-interest.



              The accompanying notes to financial statements are an
                        integral part of this schedule.






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